LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

TULSA OFFICE
First Place Tower
15 East Fifth Street • Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 • Fax: (918) 587-2881

HOUSTON OFFICE
Kellog Brown and Root Tower
601 Jefferson Ave. • Suite 3790
Houston, Texas 77002-7912
(713) 651-8006 • Fax: (281) 754-4934

Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent petroleum consultants, we hereby consent to the use of our reports (and to all references to our firm) included in, incorporated by reference into, or made a part of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of New Concept Energy, Inc.

Lee Keeling and Associates, Inc.
LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma
March 29, 2010